Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Immunocore Limited

We consent to the use of our report dated November 17, 2020, with respect to the consolidated statement of financial position of Immunocore Limited as of December 31, 2019 and 2018, the related consolidated statements of loss and other comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, incorporated by reference herein in Immunocore Holdings plc’s Registration Statement on Form F-1 pursuant to Rule 462(b) of the Securities Act of 1933 and to the reference to our firm under the heading “Experts” in the Registration Statement on Form F-1, as amended (No. 333-252166) and related prospectus.

Our report dated November 17, 2020, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations which raise significant doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report refers to a change in the method of accounting for leases as of January 1, 2019, due to the adoption of IFRS 16, Leases.

/s/ KPMG LLP

London, United Kingdom
February 4, 2021